EXHIBIT 99.1

News Release

Press Department:
Diana Phillips

Matthew Weigman
(212) 606-7176

Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S HOLDINGS, INC. ANNOUNCES 2005 FIRST

QUARTER RESULTS

•   Strong First Quarter Auction Sales Across All Sales Categories

•   First Quarter Auction and Related Revenues increase 23% to $72.2 million

May 11, 2005, New York -- Sotheby’s Holdings, Inc. (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities, today announced results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005, the Company’s Auction Sales (aggregate hammer price of property sold at auction, including buyer’s premium) were $356.0 million, a 53% increase from $233.2 million in the prior period, primarily due to the London Impressionist and Modern Art and Contemporary sales in February, which were up 37% as compared to the prior year, and a significant increase ($40.2 million) in single owner sales over the period. The Company reported auction and related revenues of $72.2 million, a 23%, or $13.3 million, increase from the prior period, principally due to the significant increase in auction sales. The Company’s loss from continuing operations was ($9.7) million, or ($0.16) per diluted share, for the first quarter of 2005 compared to income from continuing operations of $13.5 million, or $0.22 per diluted share, in the prior-year period. This decrease was principally due to the $45.0 million one-time license fee revenue received from Cendant in the first quarter of 2004. Excluding the one-time license fee revenue, the Company’s first quarter 2004 loss from continuing operations would have been ($14.9) million*, or ($0.24)* per diluted share, yielding a $5.1 million improvement in first quarter 2005 results from continuing operations as compared to the prior period, a great achievement in light of the fact that 2004 results included the landmark sale of the Forbes Collection of Fabergé.

Because of the seasonal nature of the art auction market, Auction Sales in the first quarter have historically only represented approximately 9% - 12% of annual Auction Sales, and the first quarter has historically been a loss period for the Company. As a result, historically, first quarter results have not been indicative of expected full year results.

“As these excellent results show, 2005 is clearly off to a strong start,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s Holdings, Inc. They are all the more outstanding given their improvement on last year’s first quarter results (excluding the one-time license fee revenue) which included the landmark private sale of the Forbes Collection of Imperial Fabergé. Auction commission revenues increased $21.5 million, or 56%, quarter on quarter. The growth in auction commission revenues was offset by a decline in private sale commission revenues due to the Fabergé transaction in 2004.

Second and Third Quarter Sales

Last week, Sotheby’s held its spring sale of Impressionist and Modern Art in New York. While below our expectations, there were some notable highlights such as Pablo Picasso’s Les Femmes d'Algers, from the iconic series of fifteen canvases Picasso painted of North African women which brought $18.6 million, well within its estimate of $15/$20million**. Another highlight of the sale was a striking self-portrait by Max

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* Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium.

Beckmann, entitled Self Portrait with Crystal Ball which is a portrait of the artist as a prescient sooth-sayer, painted in 1936, just months before he fled Germany for Holland. The painting is in wonderful original condition and sold for $16.8 million, just above its estimate of $10/$15 million**. In total, the Impressionist sales achieved $118.6 million.

Early last week, Sotheby’s Hong Kong held a very successful series of sales, indicating the continued strength of the Chinese art market. Chinese paintings, both Contemporary Oils and Modern masters, in Chinese brush and ink technique, performed extremely well. The sale total of $24.3 million was by far the highest Chinese Paintings sale Sotheby’s has held, exceeding its high estimate of $20.2 million by 20%. Mainland Chinese buyers were exceptionally strong participants in the sale, continuing a trend in the Chinese paintings world for the last few years. The Ceramics and Works of Art sales, led by the Collection of Exceptional Imperial Porcelain, which was 100% sold and included a world record for Qing Dynasty porcelain for a reticulated celadon Vase ($5.7 million), also performed very well, bringing $33.3 million, the highest total ever for a Ceramics sale in Hong Kong.

Sotheby’s held its inaugural combined sale of Russian fine and applied works of art in New York last month and achieved extraordinary results. The sale brought $35.2 million, against a pre-sale estimate of $15.6/$22.2 million, the highest total ever for Russian Art worldwide. Among the many highlights of the sale were a Magnificent Pair of Russian Porcelain Palace Vases, from the Period of Nicholas I that sold for a record $3.9 million, more than five times its high estimate, and a rediscovered masterpiece by Konstantin Egorovich Makovsky, Judgment of Paris, from the collection of the Pabst Brewing Company, which sold for a record-breaking $2.1 million. Next week, Sotheby’s will hold its London sale of Russian Art which is estimated to achieve more than $15 million** for approximately 260 lots.

Upcoming Sales

Next week in New York, Sotheby’s spring sale of American Paintings features Property from The Collection of Mr. & Mrs. Thomas J. Watson, Jr., son of Former IBM Chairman Thomas J. Watson, Sr., and includes works by James Edward Buttersworth, Mary Cassatt and Andrew Wyeth. The total sale is estimated to bring between $31.5 and $45.4 million** for its broad selection of works by important American artists, spanning from the late 19th century to the 1980s.

Among the exciting sales that will take place in Europe are two important house sales. Next week in London, Sotheby’s will sell a large collection of selected paintings, furniture and works of art from Easton Neston house in Northamptonshire, widely considered to be one of the most beautiful country houses in England. The three day sale is expected to bring in excess of $9 million**. In Germany this autumn, the contents of the Marienburg Castle will be sold on site, including works belonging to the former royal ruling house of Hanover, among them several British kings. The sale is expected to achieve in excess of $16 million** for approximately 5,000 lots.

In June, Sotheby’s will hold an auction of fine Ferraris and Maseratis in conjunction with Ferrari. The sale will take place at Ferrari’s headquarters in Maranello, Italy and will consist of 37 cars and 100 lots of memorabilia. The highlight of the sale is 1958 Ferrari 412 S, #0744, which has an illustrious past in North American racing and is fitted with the most powerful front engine offered by Ferrari at that time. It is estimated to realize $9/$13 million**. The total sale is estimated to achieve in excess of $45 million**.

Our major Impressionist Sale in London on June 20th includes a number of wonderful works, among which are Paul Gauguin’s Nature Morte aux Mangos (estimated at $5.6/$7.5 million**), executed during the artist’s second stay in Tahiti; two works by Edgar Degas, Chevaux et Jockeys and Danseuses rajustant leur Coiffure, representing the two main themes the artist developed throughout his artistic career: ballet dancers and horse races (both are estimated at $2.3/$3.4 million**) and a painting by

Pablo Picasso, Homme à la pipe (estimated at $4.7/$6.6 million**) from the artist’s series dedicated to the theme of the musketeer.

Our summer sale of Old Masters Paintings in London on July 6th includes some of the finest offerings of Old Masters Paintings to come to auction in years. The sale is highlighted by Canaletto's View of the Grand Canal from Palazzo Balbi to the Rialto (estimate $11/$15 million**) which was one of the first paintings to adorn the Prime Minister’s residence at 10 Downing Street in London in the early 1700s. The sale also includes another important Canaletto, his Venice, The Grand Canal from the Palazzo Flangini to S. Marcuola which is estimated at $10/$15 million**.

About Sotheby’s Holdings, Inc.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s Holdings, Inc.’s earnings conference call will take place on Wednesday, May 11, 2005, at 9:00 AM EST. Domestic callers should dial: 800-240-4186 and international callers should dial: 303-262-2211. The call reservation number is 11030119.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 28845 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on May 11th. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2005	March 31, 2004

Revenues:
Auction and related revenues	$72,175	$58,853
License fee revenues	176	45,000
Other revenues	1,676	1,573

Total revenues	74,027	105,426

Expenses:
Direct costs of services	10,229	7,120
Salaries and related costs	39,519	38,960
General and administrative expenses	27,184	25,657
Depreciation and amortization expense	5,646	5,895
Retention costs	—	285
Net restructuring charges	—	119

Total expenses	82,578	78,036

Operating (loss) income	(8,551)	27,390

Interest income	1,609	570
Interest expense	(8,142)	(8,410)
Other income	5	639

(Loss) income from continuing operations before taxes	(15,079)	20,189
Equity in earnings of investees, net of taxes	349	162
Income tax (benefit) expense	(4,987)	6,863

(Loss) income from continuing operations	(9,743)	13,488

Discontinued operations:
Income from discontinued operations before taxes	44	36,712
Income tax expense	22	13,480

Income from discontinued operations	22	23,232

Net (loss) income	($ 9,721)	$36,720

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	($ 0.16)	$0.22
Earnings from discontinued operations	0.00	0.38

Basic (loss) earnings per share:	($ 0.16)	$0.60

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	($ 0.16)	$0.22
Earnings from discontinued operations	0.00	0.37

Diluted (loss) earnings per share:	($ 0.16)	$0.59

Weighted average shares outstanding:
Basic	62,594	61,589
Diluted	62,594	62,065

APPENDIX B

SOTHEBY’S HOLDINGS, INC.
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:
GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate and compare, from period to period, the Company’s results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

	Quarter Ended March 31,

	2005	2004

	(Thousands of dollars, except per share data)

GAAP Net (Loss) Income from Continuing Operations	($ 9,743)	$13,488

Adjustments, net of tax effects (a):
One-time license fee revenue	—	(29,700)
One-time license fee expense	—	1,350

Adjusted Net (Loss) Income from Continuing Operations	($ 9,743)	($ 14,862)

GAAP (Loss) Earnings Per Share from Continuing Operations	($ 0.16)	$0.22

Adjustments, net of tax effects (a):
One-time license fee revenue	0.00	(0.48)
One-time license fee expense	0.00	0.02

Adjusted (Loss) Per Share from Continuing Operations	($ 0.16)	($ 0.24)

(a)	The effective tax rate related to continuing operations was approximately 33% and 34% for the quarters ended March 31, 2005 and 2004, respectively.